Exhibit 10.20

EMPLOYMENT AGREEMENT

Executed on this 1st day of April, 2016

This Employment Agreement (this “Agreement”) is entered by and between MedyMatch Technology Ltd., with offices at 76 Yigal Alon, Tel-Aviv, Israel (the “Company”) and Robert Mehler, I.D. No. 302113808 of Tidhar 7A Zichron Yaakov 30900, email: Robert.mehler@gmail.com (the “Executive”)

EMPLOYMENT

1.	The Company desires to employ the Executive for a non-fixed term and Executive desires to become a full time employee pursuant to the terms and conditions set forth herein. The Executive’s commencement date, position, supervisor and other working related terms, including salary, are specified in Appendix A attached hereto.

2.	The Executive undertakes to devote Executive’s full time, attention, skill, and effort exclusively to the performance of Executive’s duties in the Company and undertakes not to engage, whether as an employee or otherwise, in any business, commercial or professional activities, whether or not for compensation, during Executive’s employment, without the prior written consent of the Company. Nothing contained herein shall derogate from the Executive’s undertakings in Appendix B below.

3.	This Agreement may be terminated by either party at any time by giving the other party hereto prior written notice of such termination as specified in Appendix A and subject to the law. (the “Notice Period”).

4.	Notwithstanding anything to the contrary in Section 3 above, the Company may terminate the Executive’s employment for Cause without advance notice, without payment of severance pay and without derogating from any remedy to which the Company may be entitled under this Agreement or the law. A termination for “Cause” is a termination due to: (i) breach of trust by the Executive or misappropriation of the Company’s property or engagement in competing activities or a breach of Executive’s confidentiality and non-disclosure obligations; or (ii) a material breach by the Executive of this Agreement, provided however, that Executive has not cured such breach (if remediable) within 7 days following a notice sent to Executive by the Company; or (iii) the Executive’s indictment in a criminal offense (other than an offence for which a fine or non-custodial penalty is imposed) or involvement in sexual harassment of other employee or 3rd party in connection with Executive’s employment; or (iv) Executive puts himself in a situation of conflict of interests; or (v) any other circumstances under which prior notice may be denied from Executive upon termination of employment under any applicable law.

5.	The Executive shall have no lien on any of the Company’s assets, equipment or any other material in Executive’s possession. The Executive shall return to the Company all of the Company’s Equipment no later than the day of termination of employee-employer relationship and prior to any unpaid leave or within 7 days following the Company’s demand.

6.	Nothing herein shall derogate from any right the Executive may have, if at all, in accordance with any law, expansion order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of the Executive’s employment, if relevant.

SPECIAL AGREEMENT

7.	It is agreed that the Executive’s position is a management one and/or which requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951 (the “Working Hours and Rest Law”). The Executive undertakes not to claim that the Working Hours and Rest Law applies to Executive’s employment with the Company. Executive acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the Working Hours and Rest Law), and Executive undertakes to comply with such requirements of the Company, to the extent reasonably possible. The Executive acknowledges that the compensation to which Executive is entitled pursuant to this Agreement constitutes adequate compensation for Executive’s work during “overtime” or “weekly rest-hours”.

Company: ___________________	Employee:________________

NON DISCLOSURE, COMPETITIVE ACTIVITY AND OWNERSHIP OF INVENTIONS

8.	Simultaneously with the signing of this Agreement the Executive shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions Undertaking in favor of the Company, attached hereto as Appendix B.

EXECUTIVE’S REPRESENTATIONS AND UNDERTAKINGS

The Executive represents warrants and undertakes all of the following:

9.	Executive has the ability, knowledge and qualifications needed to perform Executive’s obligations according to this Agreement. Executive does not suffer from any health disability which may have influence on the performance of Executive’s obligations under this Agreement.

10.	There are no other undertakings or agreements preventing, restricting or limiting Executive from committing himself in accordance with this Agreement and performing Executive’s obligations hereunder. Executive is not currently and shall not by entering into this Agreement and performing Executive’s obligations hereunder be deemed to be (i) violating any right of Executive’s former employer(s), or (ii) in breach of or in conflict with, any of Executive’s obligations under any agreement to which Executive is a party or by any obligation to which Executive is bound.

11.	Executive shall inform the Company, immediately upon becoming aware of every matter in which Executive or Executive’s immediate family has a personal interest and which might give rise to a conflict of interest with Executive’s duties under the terms of Executive’s employment.

12.	Executive shall not receive any payment or benefit from any third party, directly or indirectly in connection with Executive’s employment. In the event the Executive breaches this undertaking, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may deduct the cost/value of such payment/benefit from any sums the Executive may be entitled to.

13.	In carrying out Executive’s duties, Executive shall not make any representations or undertake in any way on behalf of the Company, except as expressly authorized so to do.

14.	Executive acknowledges and agrees that from time to time Executive may be required by the Company to travel and stay abroad as part of Executive’s obligations under this Agreement.

15.	Executive acknowledges that in extraordinary circumstances the Company may require the Executive to participate in a Polygraph sensor test. Executive agrees that: (a) the Company may rely on the results of such polygraph; (b) the results of such test may be presented in any legal proceedings and be considered as valid evidence.

16.	Unless otherwise is provided under this Agreement, Executive will use the Company’s Equipment for the purpose of Executive’s employment only. Thus, the Executive shall not have any right to use the email box for private purposes and shall not be entitled to store any private material on Executive’s personal computer/laptop for personal purposes. The Executive shall be entitled to use Internet-related email services (such as Gmail, YahooMail, etc.) and cloud storage services.

17.	The Executive acknowledges and agrees as follows: (i) The Company shall have the right to allow other employees and other third parties to use the Executive’s personal computer/laptop; (ii) The Company shall have the right to conduct inspections on any and all the Company’s computers, including inspections of electronic mail transmissions, internet usage and inspections of their content; (iii) For the avoidance of any doubt, it is hereby clarified that all examination’s finding shall be the Company’s sole property and may be used as prima facie evidence in legal proceeding; (iv) In light of Executive’s undertaking that the sole use of Executive’s personal computer/laptop and email shall be for business purposes, Executive has no right for privacy in any and all computer and email material.

Company: ___________________	Employee:________________

18.	It is known to the Executive and he agrees that the information about him and the terms of his employment as accumulated and recorded by the Company (the “Information”) will be transferred to third parties, including outside Israel, provided that: (i) The transfer shall be done in order to affirm relevant law or for business conduction (including whatsoever transactions related to company); (ii) No information shall be transferred beyond the requisite and reasonable; (iii) The party to whom the information is transferred will undertake to the Company, to the extent possible and relevant, that it will preserve the privacy of the information at the level of retention that is at least the same as that used by the Company with respect to the information.

19.	In any event of the termination of this Agreement, the Executive shall cooperate with the Company and use Executive’s best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Executive’s responsibilities.

GENERAL PROVISIONS

20.	This Agreement and all Appendices attached hereto constitute the entire agreement between the parties and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

21.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

22.	Any notice or other communications in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice), sent via registered mail, messenger or email. Such notice shall be deemed given after four (4) business days, if sent via registered mail; after one (1) day if sent by messenger, provided a proof of delivery has been received; after one (1) day if sent by email, provided however, that a computerized automatic “received” approval (delivery receipt) was sent by the email server.

Executive acknowledges that he: (1) read and fully understood all the provisions of this Agreement and its Appendices; (2) given the opportunity to consult with third parties, including his attorneys; (3) the signature of this Agreement was made at Executive’s own free will.

Company: ___________________	Employee:________________

APPENDIX A

TERMS OF EMPLOYMENT AND COMPENSATION

1.	Commencement Date, Position and reporting - the Executive’s employment shall commence on April 1, 2016, in the position of Chief Operating Officer, or any other substantially similar position (whichever title such position shall have), as shall be determined by the Company. The Executive shall report directly to CEO.

2.	Notice Period - the Notice Period shall be 90 days in advanced. Notwithstanding the foregoing, in the period of the first three months of employment, the advance notice shall be by law. The notice shall be given in writing, however, even if such written notice has not been given, the Executive shall be deemed to have resigned if he gave a clear notice in this matter.

3.	Salary - A gross monthly salary of NIS 62,000 (the “Salary”). Any payment or benefit under this Appendix A, other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Executive shall not maintain or claim otherwise. The salary will be duly paid.

4.	Pension Arrangements – The Company shall insure the Executive under an accepted ‘Executive’s Insurance Scheme’ (the “Executives Insurance Policy”) or Pension Fund (the “Pension Fund”), as follows:

Executive Insurance Policy: (i) Disability - the Company will contribute an amount of up to 2½% of the Salary towards disability insurance, under normal and acceptable conditions, which would insure 75% of the Salary. (ii) Severance - an amount equal to 8⅓% of the Salary; (ii) Pension - Insofar as the actual cost of the disability insurance will be up to 1% of the salary, then the Company will set aside for benefits an amount that constitutes the difference between 6% of the salary and the actual cost of the disability insurance; Insofar as the actual cost of the disability insurance is more than 1% of the salary, then the Company’s contributions to the benefits will be 5% of the salary. In addition the Company will deduct a sum equal to 5% of the Salary as Executive’s contribution;

Pension Fund: Severance - an amount equal to 8⅓% of the Salary; Pension - an amount equal to 6% of the Executive’s Salary. In addition the Company will deduct a sum equal to 5½% of the Executive’s Salary as Executive’s contribution.

5.	Pension Funds Release - The Company and the Executive agree to adopt the provisions of the “General Acknowledgement Regarding the Payments by Employers to Pension Funds and to Insurance Funds in Lieu of Payment of Severance Compensation”, which was issued in accordance with the Severance Compensation Law, 1963 (“General Acknowledgement”). The General Acknowledgment is attached to this Agreement as Appendix C and forms an integral part thereto. The Company waives any right that it may have for the repayment of any monies paid by it to the Executives Insurance and/or the Pension Fund, unless the right of the Executive to severance compensation has been revoked in a judicial decision, under Sections 16, 17 to the Severance Compensation Law, 1963 (to the extent of such revocation) or where the Executive withdrew monies from the pension fund or the insurance fund for any reason other than death, disability or retirement at the age of sixty or thereafter.

The Executive hereby acknowledge and confirm that the Company’s contributions towards the Executives Insurance and/or the Pension Fund shall come in lieu of payment of severance compensation, if the Executive shall be entitled to such, according to Section 14 of the Severance Compensation Law, 1963 and in accordance with the General Acknowledgement.

6.	Study Fund (“Keren Hishtalmut”) -

The Company and the Executive shall maintain a ‘Keren Hishtalmut’ Fund (the “Keren Hishtalmut Fund”). The Company shall contribute to such Keren Hishtalmut Fund an amount equals to 7 1/2% of the Salary, and the Executive shall contribute to the Keren Hishtalmut Fund an amount equals to 2 1/2% of the Salary. The Executive hereby instructs the Company to transfer to such Keren Hishtalmut Fund the amount of the Executive’s contribution from each Salary.

In the event of payments to the Keren Hishtalmut Fund that exceed the amounts equal to the aforesaid percentages of the Effective Salary as defined in Section 3(e) of the Income Tax Ordinance, such additional amount shall be recognized as ordinary income for Tax purposes on the date of contribution to such Keren Hishtalmut Fund.

Company: ___________________	Employee:________________

7.	Vacation - Subject to the provisions of the Annual Vacation Law, 1951 (the “Vacation Law”), the Executive shall be entitled to 22 working days as vacation days (the “Vacation Days”), with respect to each twelve (12) months’ period of continuous employment with the Company. The Executive shall be entitled to carry forward the unused Vacation Days in accordance with the terms set out in the Vacation Law only. For the avoidance of doubt, the dates of the Executive’s vacation shall be determined by the Company, at its sole and unfettered discretion, in accordance with the Company’s needs, and to the extent possible, taking into consideration the Executive’s request. The Company shall be entitled to set uniform dates for vacation for all or part of its employees, with respect to all or any part of the vacation days, as it shall consider fit.

8.	Sick Leave - The Executive shall be entitled to sick leave in accordance with the provisions of the Sick Pay Law-1976. In the event the Executive is absent from work due to illness, the Executive shall give notice thereof to the Company (whether himself or by his representative) and shall provide the Company with appropriate medical approval as soon as possible according to the circumstances. Such notice shall include, inter alia, the estimated period in which the Executive will absent from work.

9.	Recuperation - The Executive shall be entitled to Recuperation Payments (“Dmey Havra’a”) in accordance with the applicable expansion order.

10.	Travel Expenses - The Employee shall be entitled to reimbursement of travel expenses, as required by the law.

11.	Cellular Phone - The Company shall provide Executive with a cellular phone to be placed at Executive’s disposal for Executive’s use in the course of performing Executive’s obligations under this Agreement as well as for reasonable personal usage. Company shall bear costs relating to the use of the Cellular Phone according to the Company’s policy. Executive shall return the Cellular Phone (together with any other equipment supplied) upon the Company’s request or at the date of termination of Executive’s employment.

12.	Business Expenses - The Company shall reimburse the Executive for necessary and customary business expenses incurred by the Executive, in accordance with Company policy as determined by the Company from time to time.

13.	Taxes and Compulsory Payments - All payments and benefits under this Agreement are gross payments. The Company shall deduct the taxes and other compulsory payments as required by law.

Company: ___________________	Employee:________________

APPENDIX B

THIS UNDERTAKING (“Undertaking”) is entered into as of the 1 day of April, 2016, by Robert Mehler, I.D. No. 302113808, an individual residing at Tidhar 7A Zichron Yaakov 30900 (the “Executive”).

WHEREAS, the Executive wishes to be employed by MedyMatch Technology Ltd. (the “Company”); and

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights, and Executive is entering into this Undertaking as a condition to Executive’s employment with the Company.

NOW, THEREFORE, the Executive undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

The Executive acknowledges that Executive may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed by the Executive to the Company; or is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that Executive gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, Executive shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

2.	During the term of Executive’s employment and at any time after termination or expiration thereof, for any reason, the Executive shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information. The Executive acknowledges and understands that the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

3.	All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, the Executive agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by the Executive in connection with the employment by the Company or that otherwise relates to any Confidential Information (the “Confidential Materials”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by the Executive to the Company upon termination or expiration of the Executive’s employment for any reason, or at any earlier time at the request of the Company, without the Executive retaining any copies thereof.

Company: ___________________	Employee:________________

During the term of the Executive’s employment with the Company, Executive shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of Executive and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Executive shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

4.	During the term of the Executive’s employment with the Company, Executive will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto).

Unfair Competition and Solicitation.

5.	Executive undertakes that during the term of employment with the Company Executive shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company.

Executive undertakes that for a period of twelve (12) months following termination of Executive’s employment for whatever reason Executive shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which directly involves or requires the use of any of the Company’s Major Assets, as defined below. Executive confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets.

The Executive acknowledges that in light of Executive’s position with the Company and in view of the Executive’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 5 above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by the Executive as a condition to the employment of Executive by the Company.

The Executive confirms that Executive has carefully reviewed the provisions of this Section 5, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to the Executive of entering into this Undertaking and, specifically, Section 5 hereof.

Executive hereby declares that he is aware that a portion of the Salary contains additional consideration in exchange for the Executive fully undertaking the non-compete provisions in Sections 5 above. Notwithstanding anything in this provision, the Executive declares that he is financially capable of undertaking these non-compete provisions.

6.	Executive undertakes that during the term of employment with the Company and for a period of twelve (12) months thereafter: (i) Executive shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and (ii) Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company

Company: ___________________	Employee:________________

Ownership of Inventions.

7.	The Executive will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others, during the Executive’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

8.	The Executive agrees that all the Inventions are, upon creation, considered Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secret and all other rights of any kind or nature, including moral rights, in connection with such Inventions. The Executive hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Inventions, even after termination of employment on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

9.	The Executive has attached, as Appendix B-1, a list of all inventions, enhancements, formulas, processes, techniques, professional knowledge and technological information, whether patentable, copyright or similar law or not (Whether they were created by the Executive only or together with others), which: (1) were developed by the Executive prior to his engagement with the Company (hereinafter jointly, “The previous inventions”), (2) are related to the Company’s existing or planned business or products or research and development, and (3) not being assigned in favor of the Company under this Agreement; Or, insofar as Appendix B-1 is missing or not attached at all, the Executive hereby declares that there are no such prior inventions.

10.	The Executive further agrees to perform, during and after employment, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive.

11.	The Executive shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Executive and the Company or beyond any other special agreement or arrangements in this matter that has been made in writing and signed by the Company. Without limitation of the foregoing, Executive irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. With respect to all of the above any, oral understanding, communication or agreement not memorialized in writing and duly signed by the Company shall be void.

Company: ___________________	Employee:________________

General.

12.	Executive represents that the performance of all the terms of this Undertaking and Executive’s duties as an employee of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Executive acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing the Executive.

13.	The Executive acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Executive’s employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

14.	Executive recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Executive, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

15.	If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

16.	The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and the Executive, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Executive’s obligations and liabilities under any applicable law.

17.	Executive hereby consents that, following the termination or expiration of the employment relationship hereunder, the Company may notify the Executive’s new employer about the Executive’s rights and obligations under this Undertaking.

18.	This Undertaking constitutes the entire agreement between the Executive and the Company with respect to the subject matter hereof. No amendment of or waiver of, or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19.	This Undertaking, the rights of the Company hereunder, and the obligations of Executive hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Executive may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

__________: ________________

Company: ___________________	Employee:________________

APPENDIX C

General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in Lieu of Severance Pay

In Accordance with the Severance Pay Law 5723-1963

By virtue of my authority under Section 14 of the Severance Pay Law 5723-1963 (hereinafter, the “Law”), I hereby confirm that payments made by an employer beginning on the date this authorization is publicized, for its employee, towards a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-1964 (hereinafter, a “Pension Fund”), or towards Managers’ Insurance that includes an option for benefit payments (hereinafter, an “Insurance Fund”) or a combination of payments towards a Pension Fund and an Insurance Fund (hereinafter, “Employer Payments”), shall be in lieu of the severance pay to which the said employee is entitled for the wages of which the said payments were paid and the period for which they were paid (hereinafter, the “Exempted Salary”), provided the following conditions shall be met:

1.	Employer Payments-

1.           To a Pension Fund are not less than 14 1/3 % of the Exempted Salary or 12% of the Exempted Salary if the employer pays for its employee, in addition to this, supplementary severance payments, towards a Severance Pay Fund or an Insurance Fund in the name of the employee, at a rate of 2 1/3% of the Exempted Salary. If the employer does not pay the said 2 1/3% in addition to the 12%, its payments shall be only in lieu of 72% of the employee’s severance pay.

2.	To an Insurance Fund are not less than one of the following:

1.2.1.       13 1/3% of the Exempted Salary, if the employer pays for its employee payments for additional monthly income support in case of employee’s inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2 1/2% of the Exempted Salary, whichever is lower (hereinafter, “Loss of Work Capacity Insurance”).

1.2.2.       11% of the Exempted Salary, if the employer paid an additional Payment for the Loss of Work Capacity Insurance, and in such case the employer’s payments shall be only in lieu of 72% of the employee’s severance pay. If, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund or an Insurance Fund under the name of the employee at a rate of 2 1/3% of the Exempted Salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.

2.	Not later than three months from the commencement of the employer’s payments a written agreement shall be prepared between the employer and the employee, which shall include:

1.            The employee’s agreement to an arrangement in accordance with this authorization, in wording that specifies the employer’s payments and the Pension Fund and the Insurance Fund, as relevant. The said agreement shall also include the wording of this authorization.

2.            The employer’s prior waiver of any right it may have to a financial reimbursement from its payments, unless the employee’s right to severance pay is rescinded by a judicial decree or by virtue of Sections 16 or 17 of the Law, or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident. In this regard a “qualifying incident”- death, disability or retirement at the age of 60 or older.

3.	This authorization shall not derogate from the employee’s right to severance pay under the Law, collective agreement, Expansion order or employment contract, for wages exceeding The Exempted Salary.

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Eliyahu Yishai

Minister of Labor and Social Affairs

Company: ___________________	Employee:________________

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